Exhibit 23.2

Consent of Independent Certified Public Accounting Firm

StorCOMM, Inc.

Jacksonville, FL

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 26, 2005, relating to the financial statements of StorCOMM, Inc. for the years ended December 31, 2004 and 2003, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, which is included in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

(Signed manually)
BDO Seidman, LLP
Los Angeles, CA

October 25, 2005